INDEPENDENT AUDITORS' CONSENT





To the Board of Directors
The Translation Group, Ltd. and subsidiaries


We consent to incorporation by reference in the Registration Statements on Form S-3 of The Translation Group, Ltd. and subsidiaries of our report dated June 22, 1999, relating to the consolidated balance sheet of The Translation Group, Ltd. and subsidiaries as of March 31, 1999 and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. We also consent to the reference to our firm under the heading "Experts" in the prospectus.







                                                            WISS & COMPANY, LLP


Livingston, New Jersey
February 7, 2000